VENTURE LENDING & LEASING VI, INC.
Secretary’s Certificate

I, Martin D. Eng, the Secretary of Venture Lending & Leasing VI, Inc. (“VLLI VI” or “Fund VI”), hereby certify: that the following resolutions were duly adopted by the Board of Directors by resolution dated August 10, 2016, and that such resolutions remain in full force and effect; and that such resolutions were approved by a majority of the directors of Fund VI who are not “interested persons” of the Fund.

WHEREAS, it is proposed, and the Board of Directors of Fund VI deems it advisable, that Fund VI be insured against loss under an Investment Company Blanket Bond issued by ICI Mutual Insurance Company in the amount of $400,000 per occurrence, at a premium of $2,407, such premium to be paid fully by Fund VI; and
WHEREAS, the Board of Directors of Fund VI, has considered the adequacy of the Fund Bond with due consideration to all relevant factors, including, but not limited to the value of the aggregate assets of the Fund to which any person covered by the Fund Bond may have access, the type and terms of the arrangements made by the Fund for the custody and safekeeping of its assets, and the nature of the securities in Fund’s portfolio; so be it
RESOLVED, that (i) the form of Fund Bond and (ii) $400,000 per occurrence in fidelity bond coverage for Fund VI be, and hereby is, determined to be a reasonable in accordance with Section 17(g) and Rule 17g-1 under the Investment Company Act of 1940;
FURTHER RESOLVED, that the Fund Bond is approved;
FURTHER RESOLVED, that the Chief Financial Officer be, and hereby is, authorized to execute and deliver the Fund Bond; and
FURTHER RESOLVED, that upon successfully executing and delivering each Fund Bond, the Chief Financial Officer be, and he hereby is, instructed and authorized to file the Fund Bond with the Securities and Exchange Commission and complete every other requirement of Section 17(g) and Rule 17g-1 under the Investment Company Act of 1940.

I am also providing the following statements in accordance with Rule 17g-1:

The premium for the bond has been paid through June 30, 2017

IN WITNESS WHEREOF, I have hereunto signed my name this 18th day of August 2016.

/S/ Martin D. Eng
Martin D. Eng